UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Washington	91-1533912
(State of incorporation of organization)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400 Seattle, Washington	98119
(Address of principal executive offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the preferred stock purchase rights (the “Rights”) of Cell Therapeutics, Inc. (the “Company”) to be registered hereunder is set forth under the caption entitled “Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A (File No. 001-12465) filed with the Securities and Exchange Commission on December 28, 2009, which description is incorporated herein by reference. Such description of the Rights is modified as set forth below:

Effect of Reverse Split on Rights

Pursuant to the Shareholder Rights Agreement dated as of December 28, 2009, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), in connection with the 1-for-6 reverse split of the Company’s common stock which was effective on May 15, 2011 (the “Reverse Stock Split”), the Board of Directors of the Company (the “Board of Directors”) determined that certain adjustments to the terms of the Rights issued pursuant to the Rights Agreement were appropriate. The Board of Directors therefore approved resolutions authorizing the following adjustments to the terms of the Rights: (i) the number of ten-thousandths of a share of Preferred Stock of the Company purchasable upon the exercise of each Right was increased from one ten-thousandth (1/10,000th) to six ten-thousandths (6/10,000th) of a share of Preferred Stock; (ii) the Exercise Price of each Right was increased from $6.00 to $36.00; (iii) the Redemption Price of each Right was increased from $0.0001 to $0.0006; and (iv) each share of common stock outstanding has had issued to it one (1) Right. Capitalized terms used and not defined herein have the meanings given to them in the Rights Agreement.

Item 2.	Exhibits.

3.1	Certificate of Designation, Preferences and Rights of Series of Preferred Stock of Cell Therapeutics, Inc. classifying and designating the Series ZZ Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).

4.1	Shareholder Rights Agreement, dated as of December 28, 2009, between Cell Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CELL THERAPEUTICS, INC.

Date: May 17, 2011	By:	/S/ JAMES A. BIANCO, M.D.
	Name:	James A. Bianco, M.D.
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation, Preferences and Rights of Series of Preferred Stock of Cell Therapeutics, Inc. classifying and designating the Series ZZ Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).

4.1	Shareholder Rights Agreement, dated as of December 28, 2009, between Cell Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).